Exhibit 99.1

Biometric and Multi-Factor Identity and Access Management Provider BIO-key Reports

Q3 Revenue of $943K and $18.4M Cash Position; Hosts Investor Webcast Today at 10am ET

WALL, NJ – November 12, 2020 - BIO-key International, Inc. (Nasdaq: BKYI), an innovative provider of biometric and other multi-factor identity and access management (IAM) solutions for strong, convenient user authentication and large-scale identity applications, today reported results for its third quarter ended September 30, 2020 (Q3’20). BIO-key will host a conference call today at 10:00 a.m. ET (details below) to review its results and outlook.

Recent News and Highlights:

●	BIO-key ended Q3’20 with $18.4M of cash reflecting the completion of a $24.8 million underwritten public offering of stock and warrants in July.
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Q3’20 revenue of $943K or more than double Q3’19 revenue of $453K. BIO-key’s Q3’20 results benefitted from the acquisition of PortalGuard® developer PistolStar. PortalGuard is an enterprise multifactor authentication and single sign-on platform deployed and used by millions of users at hundreds of customers around the world, with particular strength in education.

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PortalGuard continues to be deployed by educational institutions across the U.S., including in Florida, Pennsylvania, North Carolina, Georgia, California, Guam, and Washington D.C., as well as by a major nonprofit healthcare organization, a global medical device company, a major municipality, and the U.S. General Services Administration.

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A multinational agriculture company also deployed BIO-key’s biometric software solutions and PIV-pro finger print readers to secure system access by workers at two facilities in California with the potential to add additional facilities in coming months.

●	BIO-key’s biometric user access solution for voter registration data was utilized across 45 counties in two states during recent elections.
●	BIO-key’s Channel Alliance Program continues to expand and now includes 50 partners worldwide.
●	One of two large African contracts is expected to commence in Q4’20, with anticipated orders of $650K for an initial deployment.
●	BIO-key expects Q4 performance to continue to improve from Q3 levels, with continued momentum into FY 2021.

BIO-key CEO Michael DePasquale commented, “Despite lingering business development challenges posed by the COVID-19 pandemic, Q3 proved a pivotal and exciting quarter for BIO-key as we completed the recapitalization of the Company and built revenue momentum for our new PortalGuard solution. We began to see a return to more normalized sales and marketing dialogues following a very challenging Q2 during which most customer IT decision-making had been put on hold. We are now seeing business activity slowly moving to a more normal pace and level of engagement. Importantly, Q3’20 marked the first quarter incorporating results of our PistolStar/PortalGuard business, and we saw very strong traction for the solution, particularly within higher education institutions seeking to strengthen and streamline online access to educational resources for students, faculty and administration.

“In recent weeks we have also seen initial traction in Africa as we have commenced work on the first of our two large projects in Nigeria. The projects have been delayed due to the COVID-19 pandemic, and more recently some civil unrest, however business activity has begun to normalize with the opening of the economy and the projects are beginning to move forward. The first contract is an approximate $45M project to provide biometric software and hardware solutions in support of a Nigerian Ministry of Labour program to create employment for one million recent college graduates in Nigeria. It appears that this program has become an even more important priority in the wake of the economic disruption from the pandemic. We look to close an initial deployment for this project this month with anticipated orders for $650k in the fourth quarter and we expect the project to scale substantially over the next two years.

Additionally, our $30M project to provide biometric security solutions to securely authenticate millions of customers for an African telecommunications company is now slated to start in 2021. Further, we are building out our BIO-key Africa subsidiary to support growth objectives in the Civil ID and enterprise security markets across the African continent. We continue to believe our unique suite of biometric and multifactor authentication solutions are extremely well matched for a wide array of opportunities across Africa.

“PortalGuard was an important contributor to Q3 revenues of $943K, which more than doubled our Q3’19 revenues. PortalGuard adds high margin, recurring license and maintenance revenue, as evidenced by a 78% gross margin achieved in Q3’20. PortalGuard substantially expands our software product offerings and potential available market particularly in key verticals, such as higher education, financial services, and state and local government. The acquisition also bolstered our sales, marketing and R&D teams while increasing our customer base and providing significant cross-selling opportunities.

“To provide cohesive marketing leadership across the company, in August we appointed Kimberly Johnson as V.P. of Product Marketing. Kimberly is a talented, experienced marketing executive with a strong track record in shaping and executing go-to-market strategies, effective positioning, messaging and demand creation. Under her leadership, we recently unveiled a brand new integrated corporate website to clarify and strengthen our messaging and to enhance our marketing efforts.

“In summary, it is a very exciting time for BIO-key as we progress into 2021 with an enhanced product suite, an expanded team of professionals, tremendous financial strength, and a growing base of opportunities around the globe.”

Q3 2020 Results

Q3’20 revenues more than doubled to $943,000 from $453,000 in Q3’19, due primarily to a full quarter’s contribution from the PistolStar/PortalGuard acquisition which closed on June 30.

Gross margin improved to 78% in Q3’20 as compared to a negative 12% gross margin in Q3’19, due primarily to $281,250 in non-cash software license amortization expense recorded in Q3’19 which did not recur in Q3’20.

Q3’20 operating expenses increased to $1.8 million from $1.2 million, primarily reflecting the inclusion of PortalGuard operating expenses in consolidation. BIO-key reported a Q3’20 operating loss of $1.1M compared to $1.3M in Q3’19.

BIO-key’s Q3’20 results reflect $2.2M of net interest expense, consisting primarily of amortization of costs associated with the repayment of the Company’s convertible notes, compared to net interest expense of $0.6M in Q3’19.

BIO-key reported a net loss available to stockholders of $3.3M, or $0.06 per basic share, in Q3’20 compared to a net loss of $1.8M, or $0.13 per basic share, in Q3’19. Weighted average basic shares outstanding were approximately 51.5M in Q3’20 compared 14.4M in the third quarter of 2019.

Financial Strength

At the close of Q3’20, BIO-key had $18.4M in cash, reflecting the net proceeds of public offering of common stock and warrants, the repayment of $4.23M of convertible notes, and the payment of approximately $0.5M of accounts payable. Additionally, BIO-key had $235,000 of remaining notes payable related to the PistolStar acquisition.

Conference Call Details

Date / Time:	Today, Thursday, November 12th at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International
Live Webcast / Replay:	Investor Webcast & Replay – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 10149810

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication with biometric centric, multi-factor identity and access management (IAM) solutions, including its PortalGuard IAM solution, that provide convenient and secure access to devices, information, applications and high-value transactions. BIO-key’s proprietary software and hardware solutions, with industry leading biometric capabilities, enable large-scale on-premise and Identity-as-a-Service (IDaaS) solutions as well as customized enterprise and cloud solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of PistolStar into our business; the duration and severity of the current coronavirus COVID-19 pandemic and its effect on our business operations, sales cycles, personnel, and the geographic markets in which we operate; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise. Additionally, there may be other factors of which the Company is not currently aware that may affect matters discussed in forward-looking statements and may also cause actual results to differ materially from those discussed. In particular, the consequences of the coronavirus outbreak to economic conditions and the industry in general and the financial position and operating results of our Company in particular have been material, are changing rapidly, and cannot be predicted.

Facebook – Corporate:	BIO-key International
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor & Media Contacts

William Jones, David Collins

Catalyst IR

212-924-9800

bkyi@catalyst-ir.com

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Cash and cash equivalents	$18,395,508	$79,013
Accounts receivable, net	492,380	126,000
Due from factor	63,262	110,941
Note receivable	295,000	-
Inventory	399,396	429,119
Prepaid expenses and other	204,019	108,397
Investment	516,121	512,821
Total current assets	20,365,686	1,366,291
Resalable software license rights	68,758	73,802
Equipment and leasehold improvements, net	78,941	95,509
Capitalized contract costs, net	149,860	231,519
Deposits and other assets	8,712	8,712
Operating lease right-of-use assets	556,915	566,479
Intangible assets, net	1,617,171	154,386
Goodwill	1,132,526	-
Total non-current assets	3,612,883	1,130,407
TOTAL ASSETS	$23,978,569	$2,496,698

LIABILITIES
Accounts payable	$314,546	$844,557
Accounts payable – related party	-	188,737
Accrued liabilities	399,756	572,885
Convertible notes payable, net of debt discount and debt issuance costs	-	2,255,454
Note payable – PistolStar, net of debt discount	235,000	-
Deferred revenue	813,505	359,212
Operating lease liabilities, current portion	229,853	170,560
Total current liabilities	1,992,660	4,391,405
Operating lease liabilities, net of current portion	325,454	390,466
Total non-current liabilities	325,454	390,466
TOTAL LIABILITIES	2,318,114	4,781,871

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Common stock — authorized, 170,000,000 shares; issued and outstanding; 62,376,443 and 14,411,432 of $.0001 par value at September 30, 2020 and December 31, 2019, respectively	6,237	1,441
Additional paid-in capital	119,748,463	87,436,402
Accumulated deficit	(98,094,245)	(89,723,016)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	21,660,455	(2,285,173)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$23,978,569	$2,496,698

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenues
Services	$491,535	$237,372	$928,561	$710,975
License fees	346,479	98,272	605,366	241,780
Hardware	105,311	117,070	239,025	779,965
Total Revenues	943,325	452,714	1,772,952	1,732,720
Costs and other expenses
Cost of services	173,823	65,683	336,940	214,933
Cost of license fees	10,775	369,604	29,486	1,119,147
Cost of hardware	27,011	73,366	117,900	458,049
Total costs and other expenses	211,609	508,653	484,326	1,792,129
Gross Profit (Loss)	731,716	(55,939)	1,288,626	(59,409)

Operating Expenses
Selling, general and administrative	1,512,241	915,066	4,105,568	3,350,770
Research, development and engineering	331,213	300,131	986,675	975,466
Total operating expenses	1,843,454	1,215,197	5,092,243	4,326,236
Operating loss	(1,111,738)	(1,271,136)	(3,803,617)	(4,385,645)

Other income (expense)
Interest income	1,106	19	26,908	143
Government grant – Paycheck Protection Program	-	-	340,819	-
Interest expense	(2,204,920)	(558,449)	(4,323,577)	(673,316)
Loss on extinguishment of debt	-	-	(499,076)	-
Total other income (expense), net	(2,203,814)	(558,430)	(4,454,926)	(673,173)
Net loss	(3,315,552)	(1,829,566)	(8,258,543)	(5,058,818)
Deemed dividend from trigger of anti-dilution provision feature	-	-	(112,686)	-
Net loss available to common stockholders	$(3,315,552)	$(1,829,566)	$(8,371,229)	$(5,058,818)

Basic and Diluted Loss per Common Share	$(0.06)	$(0.13)	$(0.28)	$(0.36)

Weighted Average Shares Outstanding:
Basic and Diluted	51,486,756	14,387,467	29,305,427	14,163,120